Exhibit 4.1

ARTICLES OF AMENDMENT

of

SPACEHAB, INCORPORATED

pursuant to Chapter 10 of the

Washington Business Corporation Act

SPACEHAB, Incorporated, (the “Corporation”), a corporation organized and existing under and by virtue of the Washington Business Corporation Act, as amended, (the “WBCA”), hereby certifies that:

1. The name of the corporation is SPACEHAB, Incorporated.

2. ARTICLE FOURTH of the Articles of Incorporation of the Corporation are amended to read as follows:

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 32,500,000 shares, consisting of 30,000,000 shares of common stock, no par value per share (the “Common Stock”) and 2,500,000 shares of preferred stock, no par value per share (the “Preferred Stock”).

3. These Articles of Amendment were duly approved by the shareholders of the Corporation on October 14, 1999 in accordance with the provisions of WBCA 23B.10.030 and 23B.10.040.

4. The manner in which the amendment to ARTICLE FOURTH effects a change in authorized capital stock is to increase the number of shares of authorized Preferred Stock.

These Articles of Amendment are executed by the Corporation by its duly authorized officer.

DATED: October 14, 1999

SPACEHAB, INCORPORATED

By:	/s/ SHELLEY A. HARRISON
Shelley A. Harrison
Chairman of the Board and Chief Executive Officer

DESIGNATION OF RIGHTS, TERMS AND PREFERENCES

OF

ADDITIONAL SHARES OF

SERIES B SENIOR CONVERTIBLE PREFERRED STOCK

OF

SPACEHAB, INCORPORATED

(Pursuant to Chapter 6 of the

Washington Business Corporation Act)

Spacehab, Incorporated, a corporation organized and existing under the Business Corporation Act of the State of Washington (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Chapter 6 of the Business Corporation Act at a meeting duly called and held on August 26, 1999:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Articles of Incorporation, the Board of Directors hereby designates additional shares of Series B Preferred Stock of the Corporation, no par value per share (the “Preferred Stock”), as follows:

Series B Senior Convertible Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series B Senior Convertible Preferred Stock” (the “Series B Preferred Stock”). The number of existing and outstanding shares of Series B Preferred Stock is Nine Hundred Seventy-Five Thousand (975,000) and the number of additional shares of Series B Preferred Stock shall be Three Hundred Fifty-Eight Thousand Three Hundred Thirty-Four (358,334). As a result, the total number of shares of Series B Preferred Stock shall be One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (1,333,334). Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding.

Section 2. Dividends. The holders of the Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, such dividends with respect to the shares of Series B Preferred-Stock as may be declared by the Board of Directors. In addition, when and if the Board of Directors shall declare a dividend payable with respect to the then outstanding shares of Common Stock, no par value per share (“Common Stock”) of the Corporation, each holder of Series B Preferred Stock shall be entitled to the amount of dividends as would be payable on the largest number of whole shares of

Common Stock into which shares of Series B Preferred Stock held by such holder could then be converted pursuant to Section 5 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend). Dividends shall not be declared or paid to holders of Common Stock unless and until the Corporation shall simultaneously declare and pay to holders of Series B Preferred Stock the dividend referred to in the preceding sentence.

Section 3. Liquidation, Dissolution or Winding Up; Certain Mergers. Consolidations and Asset Sales.

a. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock (the Common Stock and any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock, including without limitation, the Series A Junior Participating Preferred Stock of the Corporation, being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount equal to Nine Dollars ($9.00) for each outstanding share of Series B Preferred Stock (the “Series B Original Issue Price”) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus (ii) any dividends declared or accrued but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably (based upon the sum of each series respective Original Issue Price plus accrued but unpaid dividends) in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. After the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series B Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

c. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale or transfer by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 3, but only for the purposes of the redemption of such Series B Preferred Stock, and only if so elected by the holders of a majority of the outstanding shares of Series B Preferred Stock, in their sole discretion.

Section 4. Voting.

a. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, or by the provisions of Subsections 4(b), 4(c) and 4(d) below, holders of Series B Preferred Stock shall vote together with the holders of Common Stock, as a single class.

b. For so long as (i) any shares of Series B Preferred Stock remain outstanding and (ii) any holder thereof is a Qualified Holder (as defined in the Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of August 2, 1999 between the Corporation and Daimler Chrysler Aerospace AG (“DASA”)), the Series B Preferred Stock (voting as a class) will elect one of the Directors (the “Preferred Director”) and the Common Stock (voting as a class) will elect the remaining Directors. The Preferred Director shall be included as a member of the Executive Committee of the Board. If at any time Series B Preferred Stock issued remains outstanding but there is no Qualified Holder, all of the Directors will be elected by the Series B Preferred Stock and Common Stock voting together as one class. This Section 4(b) shall not affect or limit provisions of Section 8.1 of the Purchase Agreement as to the right of a Qualified Holder to designate a nominee for election to the Board (and for such designee, if elected by the shareholders, to serve on the Executive Committee of the Board), which provisions may remain applicable notwithstanding there not being any shares of Series B Preferred Stock outstanding.

c. Any Preferred Director may be removed at any time, by the vote of the holders of more than fifty percent (50%) of all of the then outstanding shares of Series B Preferred Stock, voting as a separate class in person or by proxy at a special meeting of stockholders called for such purpose (or at any adjournment thereof) by holders of at least twenty percent (20%) of the outstanding shares of Series B Preferred Stock or at any annual meeting of stockholders, or by written consent delivered to the Secretary of the Corporation, and no Preferred Director may be removed at any time without the affirmative vote or consent of the holders of more than fifty percent (50%) of all of the outstanding shares of Series B Preferred Stock. Any vacancy created by the removal, death or resignation of a Preferred Director may be filled by the holders of more than fifty percent (50%) of all of the outstanding shares of Series B Preferred Stock by vote in person or by proxy at a special meeting of stockholders of the Corporation called for such purpose by holders of at least twenty percent (20%) of the outstanding shares of Series B Preferred Stock, or at any annual meeting, or by written consent delivered to the Secretary of the Corporation.

d. So long as any shares of the Series B Preferred Stock remain outstanding, unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of more than fifty percent (50%) of all of the shares of Series B Preferred Stock at the time outstanding, voting separately as a class, given in person or by proxy either in writing (as may be permitted by law and the Articles of Incorporation and By-laws of the Corporation) or at any special or annual meeting, shall be necessary to permit, effect or validate the taking of any of the following actions by the Corporation:

(i) create, authorize, issue or sell (i) any class or series of capital stock ranking prior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up; provided, however, that holders of Common Stock may receive dividends to the extent provided by Section 2 above and, provided further, that the consent to issuance of any class or series of capital stock ranking on parity with the Series B Preferred Stock shall not be unreasonably withheld; or (ii) any rights, options or other securities convertible, exercisable or exchangeable for or into, or having rights to purchase, any shares of capital stock described in clause (i) hereof; or

(ii) amend the Articles of Incorporation or By-laws of the Corporation, or in any other manner alter or change the powers, rights, privileges or preferences of the Series B Preferred Stock, if such amendment or action would alter, change or affect adversely the powers, rights, privileges or preferences of the holders of the Series B Preferred Stock; or

(iii) increase the number of shares of Series B Preferred Stock authorized for issuance above 1,333,334 shares; or

(iv) at any time after the initial issuance date of the Series B Preferred Stock, issue any shares of Series B Preferred Stock, except (i) issuances pursuant to the Purchase Agreement, or (ii) issuances of share certificates upon transfers or exchanges of shares by holders (other than the Corporation) or in replacement of lost, stolen, damaged or mutilated share certificates;

Section 5. Optional Conversion. The holders of the Series B Preferred Stock shall each have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert. Shares of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the aggregate Series B Original Issue Price of the Shares of Series B Preferred Stock being converted by the Series B Conversion Price in effect at the time of conversion or such share. The initial “Series B Conversion Price” shall be Nine Dollars ($9.00), subject to adjustment as provided below. For purposes of this Section 5, “Original Issue Date” shall mean, for the Series B Preferred Stock, the date on which the first share of Series B Preferred Stock was issued.

In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock.

b. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

c. Mechanics of Conversion.

(i) In order for a holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock, at the office of the transfer agent for the Corporation (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. In case less than all the shares of Series B Preferred Stock represented by any certificate are being converted, a new certificate representing the unconverted shares of Series B Preferred Stock shall be issued to the holder thereof without cost to such holder.

(ii) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock.

(iii) Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared or accrued but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion, but, as provided in clause (iv) below, such dividends shall remain payable to the holder thereof.

(iv) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared or accrued but unpaid thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

(v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

d. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date of the Series B Preferred Stock effect a subdivision of the outstanding Common Stock, the Series B Conversion Price then in effect with respect to the Series B Preferred Stock immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date of the Series B Preferred Stock combine the outstanding shares of Common Stock, the Series B Conversion Price then in effect immediately before the combination with respect to the Series B Preferred Stock shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

e. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date of the Series B Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series B Conversion Price with respect to the Series B Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price for the Series B Preferred Stock then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price for the Series B Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price for the Series B Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

f. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date of the Series B Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series B Preferred Stock.

g. Adjustment for Reclassification Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holders of the Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

h. Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 3(c)), each share of Series B

Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

i. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the respective Conversion Rights of the holders of the Series B Preferred Stock against impairment.

j. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Series C Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such Series B Preferred Stock.

k. Notice of Record Date. In the event:

(a)	that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the corporation;

(b)	that the Corporation subdivides or combines its outstanding shares of Common Stock;

(c)

of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(d)	of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office, and shall cause to be mailed to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Corporation or its transfer agent, at least ten (10) days prior to the date specified in (i) below or twenty (20) days before the date specified in (ii) below, a notice stating

(i)	the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(ii)	the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

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IN WITNESS WHEREOF, this Designation of Rights, Terms and Preferences is executed on behalf of the Corporation by its President and attested by its Assistant Secretary this 14th day of October, 1999.

SPACEHAB, INCORPORATED

By:	/s/ SHELLEY A. HARRISON
Name:	Shelley A. Harrison
Title:	Chairman and CEO

Attest:	/s/ MARK A. KISSMAN
Name:	Mark A. Kissman
Title:	Secretary

DESIGNATION OF RIGHTS, TERMS AND PREFERENCES

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

SPACEHAB, INCORPORATED

(Pursuant to Chapter 6 of the

Washington Business Corporation Act)

SPACEHAB, Incorporated, a corporation organized and existing under the Business Corporation Act of the State of Washington (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Chapter 6 of the Business Corporation Act at a meeting duly called and held on March 26, 1999:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Articles of Incorporation, the Board of Directors hereby creates a series of Preferred Stock of the Corporation, par value $.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series A Junior Participating Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 25,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, no par value per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend

Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non- cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any other Designation of Rights, Terms and Preferences creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all-matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Designation of Rights, Terms and Preferences creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 10. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

IN WITNESS WHEREOF, this Designation of Rights, Terms and Preferences is executed on behalf of the Corporation by its President and attested by its Secretary this the 26th day of March, 1999.

SPACEHAB, INCORPORATED

By:	/s/ Shelley A. Harrison
	Name:	Shelley A. Harrison
	Title:	Chairman and Chief Executive Officer

Attest:

By:	/s/ William S. Dawson III
	Name:	William S. Dawson III
	Title:	Secretary

RESTATED ARTICLES OF INCORPORATION

OF

SPACEHAB, INCORPORATED

(current as of January 8, 1998)

Pursuant to RCW 23B.10.070, the following Restated Articles of Incorporation are hereby submitted for filing.

FIRST: The name of the Corporation is SPACEHAB, Incorporated.

SECOND: The address of the Corporation’s registered office in the state of Washington is 520 Pike Street, Seattle, Washington 98101. The name of the registered agent at such address is C T Corporation System.

THIRD: The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful business, trade or activity which Corporations may be conducted by Corporations organized under the Washington Business Corporation Act (“WBCA”) and to engage in any and all such activities as are incidental or conducive to the attainment of the foregoing purpose or purposes.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 31,000,000 shares, consisting of 30,000,000 shares of common stock, no par value per share (the “Common Stock”) and 1,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”).

4.1 Common Stock. A statement of the designations, powers, preferences, rights, qualifications, limitations and restriction in respect to the shares of Common Stock is as follows:

(a) Dividends. The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared, whether payable in cash, in property or in shares of stock or other securities of the Corporation, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them, in such dividends.

(b) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to share ratably, according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

(c) Voting Rights. Except as otherwise provided in these Articles or by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the shareholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by him.

4.2 Preferred Stock. The Board of Directors is authorized, subject to limitation prescribed by law and the provisions of this ARTICLE FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing an article of amendment pursuant to Section 23B.06.020 of the WCBA, to establish from time to time the number of shares to be included in each such class or series within a class, and to fix the designation, powers, preferences and rights of the shares of each such class or series within a class and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting the series and the distinctive designation of the series;

(b) The dividend rate (or the method of calculation of dividends) on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(c) Whether the series shall Have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d) Whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(g) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights or priority, if any, of payment of shares of the series; and

(h) Any other relative rights, preferences and limitations of that series.

Except for any difference so provided by the Board of Directors, the shares of Preferred Stock will rank on parity with respect to the payment of dividends and to the distribution of assets upon liquidation.

Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking find or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as shares of the same or any other series of Preferred Stock.

FIFTH: At all meetings of shareholders, each shareholder shall be entitled to vote, in person or by proxy, each share of voting stock owned by such shareholder of record on the record date for the meeting. At each meeting of the shareholders, except where otherwise provided by these Articles, the By-laws of the Corporation, or required by law, the holders of at least one-third of the issued and outstanding shares of stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. When a quorum is present or represented at any meeting, the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question, matter or proposal brought before such meeting unless the question is one upon which, by express provision of law, these Articles, the By-laws or, with respect to a class or series of Preferred Stock, the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, a different vote is required, in which case such express provision shall govern and control the decision of such question. Any shareholder who is in attendance at a meeting of shareholders either in person or represented by proxy, but who abstains from the vote on any matter, shall not be deemed present or represented at such meeting for purposes of the preceding sentence with respect to such vote, but shall be deemed present or represented at such meeting for all other purposes.

SIXTH:

6.1 Location for Shareholder Meetings; Keeping of Books and Records. Meetings of shareholders may be held within or outside the state of Washington as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the WBCA) outside the state of Washington at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

6.2 Shareholder Action. Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of such shareholders, and may not be effected by a consent in writing by any such shareholders.

6.3 Special Shareholders Meetings. Except as otherwise required by law, special meetings of the Corporation’s shareholders may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office; (ii) the Chairman of the Board, if one is elected, or (iii) the President. Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH hereto, special meetings of holders of such Preferred Stock.

SEVENTH:

7.1 Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, except as may be provided by the resolution or resolutions adopted by the directors of the Corporation in respect of Preferred Stock adopted pursuant to ARTICLE FOURTH hereto, but such number shall in no case be less than one (1) nor more than fifteen (15). Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

7.2 Term of Office; Quorum; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, even if less than a quorum, and shall hold office until the next shareholder’s meeting at which directors are elected and his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

7.3 Removal. Any director may be removed only for cause upon the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all outstanding shares of capital stock entitled to vote for the election of directors, voting together as a class, given at a duly called annual or special meeting of shareholders for which notice, stating the purpose, or purposes, of the meeting is the removal of the director, is given.

7.4 No Written Ballot. Election of directors need not be by written ballot, unless the By-laws of the Corporation provide otherwise.

7.5 Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, and each director so elected shall not be subject to the provisions of this ARTICLE SEVENTH unless otherwise provided therein.

EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its shareholders or any class thereof, as the case may be, it is further provided:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have the power to make, alter, amend, change, add to or repeal the By-laws of the Corporation.

(3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the WBCA, these Articles, and the By-laws.

NINTH:

9.1 Limits on Director Liability. Directors of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for breach of conduct as a director; provided that nothing contained in this ARTICLE NINTH shall eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for voting or assenting to an unlawful distribution, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. This does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. If the WBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this ARTICLE NINTH the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the WBCA, as so amended.

9.2 Indemnification.

(a) Third Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party (including, without limitation as a witness) to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including all appeals (other than an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), against reasonable expenses (including counsel fees), judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if, in the case of conduct in his official capacity with the Corporation, he acted in good faith and in the Corporation’s best interests, and in all other cases, he acted in good faith and was at least not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no indemnification shall be made in respect to any claim, issue or matter as to which Indemnitee shall have been finally adjudged to be liable for (i) negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper, or (ii) violating any of the terms or provisions of Section 16 of the Securities Exchange Act of 1934, as amended, or any of the rules or regulations promulgated thereunder. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding the foregoing, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board or a committee thereof. No indemnity shall be provided by the Corporation for expenses that have been paid directly by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Company.

(b) Actions By or in the Right of the Company. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if, in the case of conduct in his official capacity with the Corporation, he acted in good faith and in the Corporation’s best interests, and in all other cases, he acted in good faith and was at least not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for (i) negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper or (ii) violating any of the terms or provisions of Section 16 of the Securities Exchange Act of 1934, as amended, or any of the rules or regulations promulgated thereunder. Notwithstanding the foregoing, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board or a committee thereof. No indemnity shall be provided by the Corporation for expenses that have been paid directly by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Company.

(c) Indemnify if Successful. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Standard of Conduct. Except in a situation governed by subsection (c) of this Section 2, any indemnification under subsections (a) and (b) of this Section 2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section 2. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders, but shares owned by or voted under the control of directors who are parties to the proceeding may not be voted on determination. The determination required by clauses (1) and (2) of this subsection (d) may in either event be made by the written consent of the majority required by each clause.

(e) Advancement of Expenses. Expenses (including attorneys’ fees) of each officer and director hereunder indemnified actually and reasonably incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of (i) an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in the Article and (ii) a written affirmation of director’s good faith belief that he has performed his duty to the company, upon request by the Corporation and if required under applicable law. Such expenses (including counsel fees) incurred by employees and agents may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board deems appropriate.

(f) Nonexclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) Procedures Exclusive. Pursuant to Section 23B.08.560(l) or any successor provision of the WBCA, the procedures for indemnification and advancement of expenses set forth in this Article are in lieu of the procedures required by Sections 23B.08.510 through 23B.08.550 or any successor provisions of the WBCA.

(h) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the WBCA.

(i) Definitions.

(1) For purposes of this ARTICLE NINTH, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE NINTH with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation if its separate existence had continued.

(2) References to “other capacities” shall include serving as a trustee or agent for any employee benefit plan; references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this ARTICLE NINTH.

(3) The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE NINTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(4) The right to indemnification conferred by this ARTICLE NINTH shall be deemed to be a contract between the Corporation and each person referred to herein until amended or repealed, but no amendment to or repeal of these provisions shall apply to or have any effect on the right to indemnification of any person with respect to any liability or alleged liability of such person for or with respect to any act or omission of such person occurring prior to such amendment or repeal.

(5) A person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used herein shall mean any other Corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director or executive officer. The provisions of this subsection shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 2(a) or Section 2(b) of this ARTICLE NINTH, as the case may be.

(j) Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Washington law.

(k) Effect of Amendments. Neither the amendment, change, alteration nor repeal of this ARTICLE NINTH, nor the adoption of any provision of these Articles, the By-laws of the Corporation, nor, to the fullest extent permitted by Washington Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH or the rights or any protections afforded under this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

TENTH: The Corporation reserves the right to repeal, alter or amend these Articles in the manner now or hereafter prescribed by statute. No repeal, alteration or amendment of these Articles shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the shareholders.

ELEVENTH: No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this Corporation.

TWELFTH: The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this Corporation.

THIRTEENTH: These Articles shall constitute a restatement of, and shall supersede the Articles of Incorporation and its corresponding Articles of Amendment of the Corporation, effective prior to the date hereof.

IN WITNESS WHEREOF, the Corporation has caused these Restated Articles of Incorporation to be signed by its Chairman and Chief Executive Officer and attested to by its Secretary.

SPACEHAB, INCORPORATED
Dated: January 8, 1998

	By	/s/ Dr. Shelley A. Harrison
Name: Dr. Shelley A. Harrison
Title: Chairman and Chief Executive Officer

ATTEST:

By	/s/ William S. Dawson III
Name: William S. Dawson III
Title: Secretary

OFFICER’S CERTIFICATE

The undersigned, as the duly elected and acting secretary of SPACEHAB, Incorporated hereby certifies that the Restated Articles of Incorporation of SPACEHAB, Incorporated filed herewith restate the articles to incorporate the prior effects of the conversion of Convertible Preferred Stock into Common Stock as provided for in the Articles in connection with the Company’s initial public offering of its shares, and do not include an amendment to the Articles of Incorporation.

Dated: January 8, 1998.

SPACEHAB, Incorporated

/s/ William S. Dawson III
William S. Dawson III, Secretary